EXHIBIT 6.12

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of October, 2002 (the "Effective Date") by and between Tasker Capital Corp., a Nevada corporation with its principal place of business at 40 Grove Street, Suite 140, Wellesley, Massachusetts 02482 (the "Company"), and Arthur P. Bergeron, an individual residing in Holliston, Massachusetts ("Bergeron").

      WHEREAS, the Company desires to employ Bergeron in the conduct of its business; and

      WHEREAS, Bergeron desires to be so employed;

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment. The Company agrees to employ Bergeron and Bergeron accepts such employment on the terms and conditions of this Agreement.

      2. Term. Bergeron's employment shall commence on the Effective Date and continue until terminated as herein provided (the "Term").

      3. Capacity and Extent of Service.

      (a) From the Effective Date through the end of the Term, Bergeron shall serve in such capacities and shall perform such duties and tasks as the Company's Board of Directors (the "Board") may assign.

      (b) During his employment hereunder, Bergeron shall devote his best efforts, business judgment, skill and knowledge, on an as needed basis, to the performance of his duties and responsibilities hereunder. The Company acknowledges that during the Term, Bergeron shall continue to serve as the President of and a principal of Arthur P. Bergeron & Company, P.C.

      (c) Bergeron's "Place of Employment" shall be at the principal executive offices of the Company located at 40 Grove Street, Suite 140, Wellesley, Massachusetts. At the direction of the Board, Bergeron may from time to time be required to travel to various domestic and foreign locations.

      4. Compensation and Benefits.


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      (a) Base Compensation. Beginning on the Effective Date, the Company shall pay Bergeron in regular periodic installments a base salary of $1,170.00 per month (the "Base Salary"), subject to applicable withholdings, as compensation for services performed under and during the Term of this Agreement. The Board will periodically review Bergeron's Base Salary and may adjust said Base Salary from time to time in its discretion.

      (b) Fringe Benefits.

            (i) Benefit Plans. Bergeron shall be entitled to participate in any employee benefit plans from time to time in effect for executive officers of the Company during the Term.

            (ii) Vacation. Bergeron shall be entitled to paid holidays in accordance with the established policies of the Company. Vacation shall accrue at the rate of 1.67 days per month, in arrears (which equates to 20 days of vacation per year, assuming continued employment). At the start of each calendar year during the Term, if Bergeron's vacation balance is greater than 5 vacation days, such vacation balance will be reduced to 5 vacation days.

      (c) Business Expenses. The Company shall promptly reimburse Bergeron for all reasonable travel and other business expenses he incurs in performing his duties and responsibilities hereunder, subject to such reasonable requirements with respect to substantiation and documentation as the Company or its auditors specify from time to time.

      5. Termination and Termination Benefits.

      Bergeron's employment hereunder shall terminate under the following circumstances:

      (a) Death. If Bergeron dies during his employment under this Agreement, Bergeron's employment shall terminate on the date of his death; provided, however, that the Company shall pay all accrued benefits as provided for in
Section 4(b) hereof to Bergeron's designated beneficiary (or to his estate, if he fails to make such designation) as of the date of his death.

      (b) Disability. If Bergeron becomes disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature, Bergeron shall continue to receive his full salary and benefits under Sections 4(a) and 4(b) of this Agreement until the three (3) months from the date of disability. Bergeron shall have a disability if he has been examined and declared to be mentally disabled or of diminished capacity by by a licensed medical doctor or psychiatrist designated by the Company or if he has been examined and declared to be physically disabled by a licensed medical doctor designated by the Company Except for the guarantee of not less than three (3) months of full salary and benefits, all other benefits and rights due Bergeron in the event of disability shall be per the Company's then applicable policies and procedures.


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      (c) Bergeron's Resignation. Bergeron may resign from the Company at any time upon written notice to the Company. From and after the effective date of Bergeron's termination of his employment hereunder, the Company shall have no further liability to Bergeron for salary or other compensation (or benefits, except as provided pursuant to the terms of any compensation or benefit plan of the Company in which Bergeron is a participant).

      (d) Termination by the Company for Cause. The Board may terminate Bergeron's employment under this Agreement at any time with Cause (as defined below), on written notice to Bergeron setting forth in reasonable detail the nature of such Cause. The Board shall vote separately on the issue of Cause and on the issue of termination, but such separate votes may be taken at the same meeting. From and after the effective date of termination of employment by the Company hereunder, the Company shall have no further liability to Bergeron for salary or other compensation (or benefits, except as provided pursuant to the terms of any compensation or benefit plan of the Company in which Bergeron is a participant). The following shall constitute "Cause" for such termination:

            (i) Conviction of, or plea of no contest by, Bergeron in a court of competent jurisdiction of any felony criminal offense;

            (ii) Bergeron's commission of an act of fraud, dishonesty or theft upon the the Company that is materially detrimental to the Company; and

            (iii) Willful refusal by Bergeron to perform the duties reasonably assigned to him by the Board (which duties are consistent with Bergeron's position with the Company), which failure or breach continues for more than 30 days after written notice given to Bergeron pursuant to a vote of at least two-thirds of all of the members of the Board, such vote to set forth in reasonable detail the nature of such refusal.

      (e) Termination by the Company without Cause. The Board may terminate Bergeron's employment under this Agreement at any time, for any reason or no reason, without Cause, on written notice to Bergeron. From and after the effective date of termination of employment by the Company hereunder, the Company shall have no further liability to Bergeron for salary or other compensation (or benefits, except as provided pursuant to the terms of any compensation or benefit plan of the Company in which Bergeron is a participant). Notwithstanding anything to the contrary contained herein, on the effective date of Bergeron's termination without Cause, Bergeron's shares of the Company's Common Stock granted pursuant to all non-qualified stock option grant agreements subject to time-based vesting shall immediately vest in full and become immediately exercisable.

      6. Non-Competition and Non-Solicitation.


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      (a) Non-Competition. During (i) the Term of Bergeron's employment under this Agreement, and (ii) for a period of twelve (12) months following the date of termination of Bergeron's employment for any reason, Bergeron shall not, directly or indirectly, whether as owner, partner, shareholder (other than as the owner of less than 1% of the outstanding capital stock of a publicly-traded corporation), consultant, agent, employee, co-venturer or otherwise, provide services to any person or entity in the United States or any other country in which the Company does business in the areas of developing, marketing, and distributing consummable products in the beverage and oral care and the animal breath and alcohol abatement markets.

      (b) Non-Solicitation. For a period of twelve (12) months after the termination of Bergeron's employment with the Company for any reason, Bergeron will not, directly or indirectly:

            (i) Solicit any clients or customers of the Company for any business that is substantially similar to or competitive with the business or planned business of the Company, as of the date of Bergeron's termination of employment with the Company;

            (ii) Employ, or cause any company or business that is controlled by Bergeron to employ, in any business that is substantially similar to or competitive with the business or planned business of the Company as of Bergeron's termination date, any person who is employed by the Company at the time of such termination; or

            (iii) Induce, solicit, recruit or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment elsewhere.

      (c) Reasonable Scope; Severability. Bergeron acknowledges and agrees that the geographic, length of term, and types of activities restrictions contained in Section 6(a) and 6(b) are reasonable and necessary to protect the legitimate business interests of the Company. If a court of competent jurisdiction determines that any of the provisions of this Section 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make such provision enforceable.

      (d) Equitable Remedy. Bergeron acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

      7. Withholding. The Company may withhold from any payments due Bergeron under this Agreement any tax or other amounts required to be withheld by the Company under applicable law.


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      8. Notices. Any notices, requests, demands and other communications under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, by overnight delivery, signature required, or by facsimile to Bergeron at the last address Bergeron has filed in writing with the Company or, in the case of the Company, at its main office, attention of each member of the Board.

      9. Entire Agreement. This Agreement, the Non-Qualified Option and Bergeron's Employee Non-Disclosure and Developments Agreement dated effective as of October 1, 2002, attached hereto constitute the entire agreement between Bergeron and the Company with respect to Bergeron's employment with the Company.

      10. Binding Effect; Non-assignability. This Agreement is binding upon and inures to the benefit of the Company and its successors. Bergeron may not assign or pledge any rights arising hereunder during his lifetime. This Agreement shall inure to the benefit of and be enforceable by Bergeron's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      11. Amendment. This Agreement may be amended or modified only by a written instrument signed by Bergeron and by a duly authorized representative of the Company.

      12. Enforceability. If a court of competent jurisdiction shall declare illegal or unenforceable any portion or provision of this Agreement, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

      13. Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts (without consideration of the conflict of laws principles of Massachusetts).

      14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.


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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument on behalf of the Company by its duly authorized officer, and by Bergeron, as of the date first above written.

TASKER CAPITAL CORP.


By:_____________________________


Name:___________________________


Title:__________________________


________________________________
 Arthur P. Bergeron


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